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EXHIBIT 99.1


                          VASO SHIPS PRODUCT TO MEIJER

         DANVERS, Mass. - (Business Wire) - December 13, 2006 - Vaso Active Pharmaceuticals, Inc. ("Vaso Active") (VAPH.ob) announced today that it is has shipped it's A-R Extreme(R) and Osteon(R) products that utilize its topical PENtoCORE(R) technology under purchase order from Meijer Stores. Meijer stores first opened in 1962 and now operate over 170 stores throughout the Midwest.

         Currently, Vaso Active's topical analgesic products Osteon and A-R Extreme are being sold within the United States throughout 27 states in over 960 store locations. For a current listing of store locations, please visit: http://www.vasoactive.us/storelocations.html.

         "The addition of the Meijer stores to Vaso Active's list of retailers is significant because it expands Vaso Active's distribution into new markets in Michigan, Ohio, Illinois, Indiana, and Kentucky. The addition of quality retailers, such as Meijer, continues to be the focus of management's strategy for market penetration with it's PENtoCORE line of products" stated Joseph Frattaroli, President of Vaso Active.

         Vaso Active Pharmaceuticals, Inc, is an early stage company that focuses on commercializing, marketing and selling over-the-counter pharmaceutical products that incorporate either a patented transdermal technology ("VALE") or a proprietary topical technology ("PENtoCORE").

         The unique VALE technology is intended to be a patchless, lipid-based delivery system that uses an active process, incorporating chemical vasodilators, to deliver drugs through the skin and into the bloodstream. Products utilizing this technology are currently in development through BioChemics, Inc.

         The PENtoCORE technology is a topical formulation and the Company is currently marketing three products that incorporate this technology: OSTEON (for temporary relief from minor arthritis pain), A-R EXTREME (for temporary relief from minor muscle and joint pain associated with athletic activity) and TERMIN8 (for athlete's foot fungal infections).


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FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports of documents the Company files periodically with the SEC.


Contact:
Matt Carter
Vaso Active Pharmaceuticals, Inc.
978-750-1991 Ext. 28
mcarter@vasoactive.us